Filed pursuant to Rule 433
Registration Statement No. 333-107393
May 14, 2007
Relating to Prospectus Supplement
Dated May 8, 2007

FOR IMMEDIATE RELEASE – NOT FOR DISTRIBUTION IN ITALY

REPUBLIC OF SOUTH AFRICA ANNOUNCES SPREADS

May 14, 2007

New York, New York – The Republic of South Africa (“The Republic” or “South Africa”), pursuant to its invitation (the “Invitation”) as described below, confirmed today at or around 3:00 p.m. that the Reference U.S. Treasury Notes for the New Notes (as defined below) are the U.S. 4.5% Treasury Notes due 5/15/2017 and that the new issue spread of the New Notes due 2022 will be +120 basis points relative to the Reference U.S. Treasury Notes described above.

The Republic, in addition, hereby announces that the Repurchase Spreads (as defined in the Prospectus Supplement) for the following Eligible Notes will be fixed at the levels indicated below:

USD Eligible Notes:

Series of Notes	Outstanding Principal Amount	CUSIP	Acceptance Priority Level	Series Repurchase Caps	Reference Rates	Repurchase Spread (bps)
9 1/8 % Notes due 5/19/2009	$1,500,000,000	836205AE4	1	N/A	UST 4.5% due 4/30/09	+28
8 1/2 % Notes due 6/23/2017	$237,000,000	836205AD6	3	N/A	UST 4.625% due 2/15/17	+72
7 3/8 % Notes due 4/25/2012	$1,000,000,000	836205AG9	5	$250,000,000	UST 4.5% due 4/30/12	+65
6 1/2 % Notes due 6/2/2014	$1,000,000,000	836205AJ3	6	$250,000,000	UST 4.5% due 4/30/12	+72

Euro Eligible Notes:

Series of Notes	Outstanding Principal Amount	ISIN	Acceptance Priority Level	Series Repurchase Caps	Reference Rates	Repurchase Spread (bps)
7% Notes due 4/10/2008	€500,000,000	XS0127518933	2	N/A	1 Year Euribor	-15
5 1/4 % Notes due 5/16/2013	€1,250,000,000	XS0168670478	4	€250,000,000	6 Year Swaps	+21

The Invitation was issued to holders of the series of USD Eligible Notes described in the Prospectus Supplement to submit offers to exchange USD Eligible Notes for an equal principal amount of U.S. dollar-denominated notes due 2022 (the “New Notes”) and a U.S. dollar amount of cash and/or offers to sell USD Eligible Notes for a U.S. dollar amount of cash, and to holders of the series of the Euro Eligible Notes described in the Prospectus Supplement to submit offers to sell Euro Eligible Notes for a Euro cash amount, in each case, subject to certain acceptance priority levels and series repurchase caps and a financing condition as described in the Prospectus Supplement dated May 8, 2007 (the “Prospectus Supplement”) to the accompanying Prospectus dated August 20, 2003 attached thereto (the “Prospectus”).

All offers will become irrevocable upon expiration of the Invitation on the Expiration Date, which unless extended or earlier terminated by the Republic shall be at 3:00 P.M., New York City time, on May 15, 2007. However, any offers may be revised or withdrawn prior to the expiration of the Invitation on the Expiration Date in accordance with certain procedures described in the Prospectus Supplement.

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The Invitation will be subject to the terms and conditions described in the Prospectus Supplement.  Holders of the Eligible Notes should carefully review the Prospectus Supplement before participating in the Invitation, and their decision to participate in the Invitation should be based solely on the information contained in the Prospectus Supplement, the Prospectus and the documents incorporated by reference therein.  Holders of the Eligible Notes considering participating in the Invitation should carefully consider the risk factors discussed under “Risk Factors” in the Prospectus Supplement.

The Prospectus Supplement and the Prospectus are part of the Republic’s registration statement, which was filed with the Securities and Exchange Commission (the “SEC”) under file no 333-107393 on July 28, 2003.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  Alternatively, the Joint Dealer Managers or the Information and Exchange Agent will arrange to send you the Prospectus Supplement and the Prospectus if you request them by calling any one of them at the numbers specified below.

The distribution of materials relating to the Invitation, and the transactions contemplated by the Invitation, are restricted by law in certain jurisdictions.  If materials relating to the Invitation come into your possession, you are required by the Republic to inform yourself of and to observe all of these restrictions.  The materials relating to the Invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law.  If a jurisdiction requires the Invitation to be made by a licensed broker or dealer and either dealer manager or any affiliate of a dealer manager is a licensed broker or dealer in that jurisdiction, the Invitation shall be deemed to be made by such dealer manager or affiliate on behalf of the Republic in this jurisdiction.

Copies of the Prospectus Supplement may be obtained from the Information and Exchange Agent.  If you are in Luxembourg, copies of the Prospectus Supplement may be obtained from the Luxembourg Exchange Agent.

The Information and Exchange Agent for the Invitation is:

Bondholder Communications Group

www.bondcom.com/rsa

Rachel Andrews

e-mail: randrews@bondcom.com

30 Broad St., 46th Floor

New York, NY 10004

In the United States, call toll free: (888) 385 2663

Outside the United States, call collect +1 (212) 809 2663

28 Throgmorton St., 1st Floor

London EC2N 2AN

+44 (0) 20 7382 4580

The Luxembourg Exchange Agent for the Invitation is:

Deutsche Bank Luxembourg S.A.

CTAS Operations, Group Technology & Operations (GTO)

2 Bld Konrad Adenauer, L-1115 Luxembourg

Telephone: (00352) 421.22.639

Facsimile: (00352) 47.31.36

The Joint Dealer Managers for the Invitation are:

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Barclays Capital Inc. 200 Park Avenue New York, New York 10166 United States of America Toll free: (866) 307 8991 Collect: +1 (212) 412 4072 In London, call: +44 20 7773 5484	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 United States of America Toll Free: (800) 558 3745 Collect: +1 (212) 723 6106 In London, call: +44 20 7986 8969

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be a sale of the securities referenced in this communication in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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